Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-213173) of Icagen, Inc. of our report dated April 12, 2019 with respect to the consolidated financial statements of Icagen, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2018. Our report on the consolidated financial statements contains an explanatory paragraph regarding Icagen Inc.’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

April 12, 2019